EXHIBIT 10.1
EXECUTION COPY

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of March 12, 2008
between
VIRCO MFG. CORPORATION,
as Borrower,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Bank

i

Table of Contents
(Continued)

ii

Table of Contents
(Continued)
 iii

EXHIBITS AND SCHEDULES

EXHIBIT A	FORM OF LINE OF CREDIT NOTE

EXHIBIT B	FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 2.11	ENVIRONMENTAL MATTERS

SCHEDULE 5.3	EXISTING INDEBTEDNESS

SCHEDULE R-1	REAL PROPERTY COLLATERAL
 i

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 12, 2008 (“Agreement”) between VIRCO MFG. CORPORATION, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     A. Bank and Borrower previously entered into that certain Amended and Restated Credit Agreement dated as of January 27, 2004 (as amended from time to time, the “Prior Credit Agreement”), pursuant to which Bank extended to Borrower a line of credit, with a subfeature for the issuance of letters of credit (the letters of credit issued thereunder and outstanding on the date hereof, the “Prior Letters of Credit”), and made certain term loans.
     B. Bank and Borrower wish to amend and restate the Prior Credit Agreement in its entirety with this Agreement to evidence the extension to Borrower of the credit accommodations described below on the terms and conditions contained herein.
     C. Terms used in this Agreement shall have the meanings set forth in Annex A, and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:
ARTICLE I
CREDIT TERMS
Section 1.1. Line Of Credit.
     (a) Line of Credit. During the Line of Credit Period, Bank hereby agrees, subject to the terms and conditions of this Agreement, to make advances (“Advances”) to Borrower from time to time in an aggregate principal amount at any time outstanding not to exceed the Maximum Line of Credit Amount minus the Letter of Credit Usage (“Line of Credit”). The proceeds of all advances made hereby shall be used to finance Borrower’s working capital requirements and for other lawful purposes consistent with the provisions hereof. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto (“Line of Credit Note”), all terms of which are incorporated herein by this reference.
     (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue sight commercial or standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit: (i) the Letter of Credit Usage would exceed $10,000,000, or (ii) the Letter of Credit

Usage would exceed the Maximum Line of Credit Amount less the then extant amount of outstanding Advances. The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each commercial Letter of Credit shall be issued for a term not to exceed one hundred eighty (180) days, as designated by Borrower; provided, however, that no commercial Letter of Credit shall have an expiration date subsequent to the Line of Credit Termination Date. Each standby Letter of Credit shall be issued for a term not to exceed twelve (12) months, as designated by Borrower; provided, however, that no standby Letter of Credit shall have an expiration date subsequent to the Line of Credit Termination Date. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an Advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided, however, that if Advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing. All Prior Letters of Credit which are outstanding as of the date hereof shall be deemed “Letters of Credit” hereunder.
     (c) Borrowing and Repayment. Borrower may from time to time during the Line of Credit Period borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided, however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.
Section 1.2. Interest/Fees.
     (a)  Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.
     (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.
     (c) Unused Commitment Fee. Borrower shall pay to Bank an unused commitment fee on the 15th day of the month immediately following each fiscal quarter end in an amount equal to 0.25% per annum times the result of (i) the Maximum Line of Credit Amount, less (ii) the sum of (A) the average daily balance of Advances that were outstanding during the immediately preceding quarter, plus (B) the average daily balance of Letters of Credit outstanding during the immediately preceding quarter.
     (d) Standby Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each standby Letter of Credit equal to 2.0% per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any standby Letter of Credit and fees upon the occurrence of any other activity with respect to any standby Letter of Credit (including without limitation, the transfer, amendment or cancellation of any standby Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.
     (e) Commercial Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each commercial Letter of Credit, upon the payment or negotiation by Bank of each draft under any commercial Letter of Credit and upon the occurrence of any other activity with respect to any commercial Letter of Credit (including without limitation, the transfer, amendment or cancellation of any commercial Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.
     (f) Collateral Audits; Appraisals.
     (i) Borrower shall pay to Bank its customary fees plus reasonable out-of-pocket expenses for each financial or collateral analysis and examination (i.e., audit) of Borrower and its Subsidiaries performed by personnel employed by Bank (or the actual charges paid or incurred by Bank if it elects to employ the services of one or more Persons to perform such audits); provided, however that so long as no Event of Default has occurred and is continuing, Borrower shall not be obligated to reimburse Bank the fees and costs of more than one (1) audit in any fiscal year.
     (ii) Bank shall have the right to have the Equipment and the Real Property Collateral of the Borrower and its Subsidiaries appraised from time to time by a qualified appraiser selected by Bank. Borrower shall pay to Bank its customary fees plus reasonable out-of-pocket expenses for each appraisal conducted by personnel employed by Bank (or the actual charges paid or incurred by Bank if it elects to employ the services of one or more third Persons to appraise the Equipment and Real Property Collateral of Borrower and its Subsidiaries).
Section 1.3. Collection Of Payments.
     Borrower authorizes Bank to collect all interest and fees due under the Line of Credit by charging Borrower’s deposit account number 4648-052785 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

Section 2.1. Legal Status.
     Borrower and each of its Subsidiaries is a corporation, duly organized and existing and in good standing under the laws of its jurisdiction of organization, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Change on Borrower or such Subsidiary.
Section 2.2. Authorization And Validity.
     This Agreement and each other Loan Document has been duly authorized, and upon its execution and delivery in accordance with the provisions hereof will constitute a legal, valid and binding obligation of Borrower or Guarantor, as the case may be, enforceable in accordance with their respective terms.
Section 2.3. No Violation.
     The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which each is a party do not violate any provision of any law or regulation, or contravene any provision of the Governing Documents of Borrower or such Subsidiary, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or such Subsidiary is a party or by which Borrower or such Subsidiary may be bound.
Section 2.4. Litigation.
     There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority which could reasonably be expect to have a Material Adverse Change.
Section 2.5. Correctness Of Financial Statement.
     The financial statements of Borrower dated December 31, 2007, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower and its Subsidiaries, (b) discloses all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with GAAP consistently applied. Since December 31, 2007 there has been no Material Adverse Change in the financial condition of Borrower, nor has Borrower or any of its Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank.
Section 2.6. Income Tax Returns.
     Borrower has filed all federal, national, state, provincial, municipal, and other tax returns and reports, if any, which are required to be filed (or appropriate extensions have been timely filed) and has paid all taxes due pursuant to such returns and reports or pursuant to any assessment received by Borrower, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien, other than a Permitted Lien, exists. The charges, accruals and reserves on the books of Borrower in respect of any taxes or other governmental charges are adequate.
Section 2.7. No Subordination.
     There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.
Section 2.8. Permits, Franchises.
     Borrower and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.
Section 2.9. ERISA.
     Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.
Section 2.10. Other Obligations.
     Borrower is not in default on any Indebtedness or any other material lease, commitment, contract, instrument or obligation.
Section 2.11. Environmental Matters.
     Except as set forth on Schedule 2.11, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither the Borrower nor any of its Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 2.12. No Encumbrances.
     Borrower and its Subsidiaries have good and indefeasible title to their personal property assets and good and marketable title to their Real Property, in each case, free and clear of Liens except for Permitted Liens.
Section 2.13 Solvency.
     Borrower and each of its Subsidiaries is Solvent.
Section 2.14. Indebtedness.
     Immediately following the Closing Date Borrower has no Indebtedness outstanding other than the Obligations and Indebtedness described on Schedule 5.3.
Section 2.15. Inactive Subsidiaries; Other Subsidiaries.
     Each of Delkay Plastics and Virtue of California, Inc. have no Indebtedness or other liabilities, conduct no operations or business or own any assets or properties. Other than the Guarantors, Delkay Plastics and Virtue of California, Inc., Borrower has no Subsidiaries.
ARTICLE III
CONDITIONS
Section 3.1. Conditions Of Initial Extension Of Credit.
     The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:
     (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.
     (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed and delivered:
     (i) This Agreement.
     (ii) The Line of Credit Note.
     (iii) Each of (A) a duly executed amendment (or amendment and restatement) to the Mortgage delivered in connection with the Prior Credit Agreement signed by the record owner of the Real Property Collateral, together with customary Mortgage Related Documents relating thereto, in each case in form and substance acceptable to the Bank and (B) either mortgage modification endorsements to, or date down endorsements to (or re-dated title insurance policies which replace), the existing title insurance policy issued in respect of the Real Property Collateral, in any case issued by a nationally recognized title insurance company reasonably acceptable to the Bank, insuring the Lien of the Mortgage, as amended by the above referenced amendment, as a valid first priority Lien on the Real Property Collateral described therein, free of any other Liens except as permitted by the Loan Documents.
     (iv) The Reaffirmation Agreement.
     (v) Such other documents as Bank may require under any other Section of this Agreement.
     (c) Authorization; Governing Documents; and Good Standing of Borrower.
     (i) Bank shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;
     (ii) Bank shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;
     (iii) Bank shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction; and
     (iv) Bank shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions.
     (d) Authorization; Governing Documents; and Good Standing of Each Guarantor.
     (i) Bank shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;
     (ii) Bank shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

     (iii) Bank shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that Guarantor is in good standing in such jurisdiction; and
     (iv) Bank shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions.
     (e) Diligence. Bank shall have completed its business, legal, and collateral due diligence, including a collateral audit and review of Borrower’s and its Subsidiaries’ books and records and verification of Borrower’s representations and warranties to Bank, the results of which shall be satisfactory to Bank.
     (f) Appraisals. Bank shall have received an appraisal of the Real Property Collateral, the results of which shall be satisfactory to Bank.
     (g) Financial Condition. There shall have been no Material Adverse Change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any Collateral required hereunder or a substantial or material portion of the assets of Borrower.
     (h) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.
Section 3.2. Conditions Of Each Extension Of Credit.
     The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:
     (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, and no Default or Event of Default shall have occurred and be continuing.
     (b) Injunctions. No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Bank, or any of their Affiliates.

     (c) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.
ARTICLE IV
AFFIRMATIVE COVENANTS
     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each of its Subsidiaries to:
Section 4.1. Punctual Payments.
     Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.
Section 4.2. Accounting Records.
     Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied.
Section 4.3. Financial Statements and Reports.
     Provide to Bank all of the following, in form and detail satisfactory to Bank:
     (a) Annual Financial Statements. Not later than 90 days after and as of the end of each fiscal year (including the fiscal year ended January 31, 2008) (i) audited financial statements of Borrower, prepared by a certified public accountant acceptable to Bank and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP; and, if issued, a copy of such accountant’s management letter (such audited financial statements to include a consolidated balance sheet, consolidated statements of income, a statement of cash flows and appropriate footnotes and supporting consolidating information); (ii) a certificate of such accountants addressed to Bank stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Sections 5.2, 5.10, 5.11, 5.12 or 5.13; and (iii) a certificate of the chief financial officer of Borrower to the effect that (1) the financial statements delivered thereby have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Borrower and its Subsidiaries and (2) no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default has occurred and is continuing, describing such Default or Event of Default and what action Borrower has taken, is taking, or proposes to take with respect thereto).
     (b) Form 10-K. Not later than 90 days after and as of the end of each fiscal year, Borrower’s Annual Report Form 10-K as filed with the Securities and Exchange Commission (the delivery of which shall satisfy the requirement set forth in the preceding clause (a)(i), so long as such filing includes a certification, without qualification, by Borrower’s accountants that the financial statements included in such filing have been prepared in accordance with GAAP);

     (c) Monthly Financial Statements. Not later than 45 days after and as of the end of each month, a financial statement of Borrower, prepared by Borrower, together with a certificate signed by the chief financial officer of Borrower to the effect that the financial statements delivered thereby have been prepared in accordance with GAAP (except for (i) the lack of footnotes, (ii) quarterly accounting adjustments and (iii) being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries (such financial statements to include a consolidated balance sheet and consolidated statements of income);
     (d) Form 10-Q. Not later than 60 days after and as of the end of each fiscal quarter, Borrower’s Quarterly Report Form 10-Q as filed with the Securities and Exchange Commission;
     (e) Projections. Not later than 60 days prior to end of each fiscal year, Borrower’s detailed monthly operating budget for the upcoming fiscal year (such budget to include a projected balance sheet and statement of income);
     (f) Public Reports. If and when filed by Borrower, copies of each Form 8-K filed by Borrower with the Securities and Exchange Commission and any other filings made by Borrower with the Securities and Exchange Commission; and
     (g) Supplemental Information. from time to time such other information as Bank may reasonably request.
Section 4.4. Compliance.
     Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower or a Subsidiary is organized and/or which govern the continued existence of Borrower or a Subsidiary and with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to Borrower, its Subsidiaries and/or their businesses.
Section 4.5. Insurance.
     Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect. In addition, Borrower shall deliver copies of all such policies to Bank with a satisfactory lender’s loss payable endorsement naming Bank as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Bank in the event of cancellation of the policy for any reason whatsoever. (Bank acknowledges that Borrower has given it notice that Borrower’s insurance policies in effect on the Closing Date lapse on April 1, 2008 and that Borrower is negotiating replacement coverage that it expects to be in place on April 1, 2008.)

Section 4.6. Facilities.
     Keep all properties useful or necessary to the businesses of the Borrower and its Subsidiaries in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.
Section 4.7. Taxes And Other Liabilities.
     Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.
Section 4.8. Existence.
     At all times preserve and keep in full force and effect Borrower’s and its Subsidiaries valid existence and good standing and any rights and franchises material to their businesses.
Section 4.9. Notice To Bank.
     Promptly give written notice to Bank in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any unscheduled termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $500,000, (e) any demand for payment in excess of an aggregate of $250,000 made of Borrower by any bonding company or (f) any litigation pending or threatened against Borrower with a claim in excess of $500,000, to the extent not covered by independent third party insurance as to which the insurer has admitted coverage.
Section 4.10. Right to Inspect.
     Bank (through any of its officers, employees, or agents) shall have the right, from time to time hereafter during regular business hours, to inspect, audit and examine Borrower’s books and records and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, quality, value, condition or, or any other matter relating to, the Collateral.

ARTICLE V
NEGATIVE COVENANTS
     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will cause each of its Subsidiaries not to:
Section 5.1. Use Of Funds.
     Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.
Section 5.2. Capital Expenditures.
     Make any additional investment in fixed assets in excess of an aggregate of $7,000,000 during any fiscal year.
Section 5.3. Other Indebtedness.
     Create, incur, assume or permit to exist any Indebtedness, except
     (a) the Obligations;
     (b) Indebtedness outstanding on the Closing Date and set forth on Schedule 5.3; and
     (c) $2,000,000 in aggregate principal amount of additional Capital Lease Obligations.
Section 5.4. Liens.
     Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, except (“Permitted Liens”):
     (a) Liens in favor of Bank;
     (b) Liens for unpaid taxes that either (i) are not yet delinquent or (ii) do not constitute an Event of Default hereunder;
     (c) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of an Issuer’s or Subsidiary’s business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent or (ii) are being contested in good faith, and in any event do not secure liabilities greater than $250,000 in the aggregate;
     (d) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof; and
     (e) Liens securing the obligations described in Section 5.3(c) or Section 5.3(d).
Section 5.5. Merger, Consolidation, Transfer Of Assets.
     Merge into or consolidate with any other entity; make any substantial change in the nature of the business of Borrower and its Subsidiaries as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of any assets of Borrower or any Subsidiary except:
     (a) dispositions of Inventory in the ordinary course of business;
     (b) disposition of obsolete or worn out Equipment in the ordinary course of business; and
     (c) the use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents.
Section 5.6. Guaranties.
     Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for any liabilities or obligations of any other Person, except in respect of performance bonds, surety or appeal bonds, notary public bonds and bonds in support of Borrower’s prior self insurance program (such bonds, not to exceed $225,000 in aggregate principal amount), in each case issued in the ordinary course of business consistent with past practice.
Section 5.7. Loans, Advances, Investments.
     Make any loans or advances to or Investments in any Person, other than ordinary course travel advances made by Borrower to its employees in an aggregate amount not to exceed $100,000 at any one time outstanding.
Section 5.8. Dividends, Distributions.
     Make any distribution or declare or pay any dividends (in cash or other property, including stock of Borrower) on, or purchase, acquire, redeem, or retire any of Borrower’s stock, of any class, whether now or hereafter outstanding (each, a “Restricted Payment”); provided, however, that the Borrower may make Restricted Payments in an aggregate amount in any fiscal year not to exceed $5,000,000 so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) Borrower shall have delivered to Bank a Compliance Certificate, duly executed by the chief financial officer of Borrower, demonstrating that Borrower shall be in pro forma compliance with Sections 5.11, 5.12 and 5.13 after giving effect to the subject Restricted Payment, (c) the aggregate amount of the Restricted Payments comprised of dividends or distributions by Borrower made in any fiscal year does not exceed $2,000,000, and (d) immediately after giving effect to any such Restricted Payment, Availability is not less than $5,000,000.
Section 5.9. Transactions with Affiliates.
     Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, that are fully disclosed to Bank, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.
Section 5.10. Annual Clean Down.
     Permit the LC Usage Amount to exceed $10,000,000 for a period of 30 consecutive days during each fiscal year of Borrower.
Section 5.11. Minimum Consolidated Current Ratio.
     Permit the Consolidated Current Ratio to be less than the ratio set forth below for the designated fiscal quarter end:

Minimum Consolidated
Applicable Fiscal Quarter	Current Ratio
Fiscal quarter ended January 31 of each fiscal year	1.50 to 1.00

Fiscal quarter ended April 30 of each fiscal year	1.25 to 1.00

Fiscal quarter ended July 31 of each fiscal year	1.25 to 1.00

Fiscal quarter ended October 31 of each fiscal year	1.50 to 1.00

Section 5.12. Minimum Consolidated Fixed Charge Coverage Ratio.
     Permit the Consolidated Fixed Charge Coverage Ratio, measured as of the end of each fiscal quarter of each fiscal year, to be less than 2.50 to 1.00.
Section 5.13. Maximum Leverage Ratio.
     Permit the Consolidated Leverage Ratio, measured as of the end of each fiscal quarter of each fiscal year, to be less than the required ratio set forth in the following table for the:

Maximum Consolidated
Applicable Fiscal Quarter	Leverage Ratio
Fiscal quarter ended January 31 of each fiscal year	1.25 to 1.00

Fiscal quarter ended April 30 of each fiscal year	2.50 to 1.00

Fiscal quarter ended July 31 of each fiscal year	3.50 to 1.00

Fiscal quarter ended October 31 of each fiscal year	1.25 to 1.00
Section 5.14. Inactive Subsidiaries.
     Allow Delkay Plastics or Virtue of California, Inc. to incur any Indebtedness or other liabilities, conduct any operations or business or own or acquire any asset or properties.
Section 5.15. Licensing Agreements.
     Enter into or assume any contract or agreement for the payment of licensing royalties in excess of 6.0% of the sales price of the inventory related to the licensed right.

ARTICLE VI
EVENTS OF DEFAULT
Section 6.1. Events of Default.
     The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.
     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.
     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained in Section 4.1, 4.3, 4.4, 4.7, 4.8, 4.9(a) or Article V of this Agreement.
     (d) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a), (b) and (c) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from the earlier to occur of (i) Borrower’s knowledge of the occurrence of such default and (ii) the receipt of written notice from Bank of any such default.
     (e) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any debt or other liability to any Person, including Bank, in an aggregate amount of $50,000 or more.
     (f) (i) The filing of a notice of judgment lien against Borrower or any Subsidiary; or (ii) the recording of any abstract of judgment against Borrower or any Subsidiary in any county in which Borrower or such Subsidiary has an interest in real property; or (iii) the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary; or (iv) the entry of a judgment, order, decree or arbitration award against Borrower or any Subsidiary; or (v) Borrower or any of its Subsidiaries shall enter into any agreement to settle or compromise any pending or threatened litigation, except in the case of clauses (iv) and (v), (A) if the payment on such award, settlement or compromise represents an obligation for the payment of money of less than $50,000 or (B) in the case of an award, settlement or compromise that represents an obligation for the payment of money of $50,000 or more, such award, settlement or compromise is covered by third party insurance as to which the insurer has agreed in writing to make such payment on behalf of Borrower or such Subsidiary.
     (g) Borrower or any Guarantor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Guarantor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Guarantor, or Borrower or any Guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition, or Borrower or any Guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.
     (h) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower or any Guarantor of its obligations under any of the Loan Documents to which it is a party.
     (i) The dissolution or liquidation of Borrower or any Guarantor; or Borrower or any Guarantor, or any of their respective directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Guarantor, as the case may be.
     (j) A Change of Control shall occur.
     (k) If any Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered thereby.
     (l) Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any Subsidiary, or a proceeding shall be commenced by Borrower or any Subsidiary, or by any governmental authority having jurisdiction over Borrower or any Subsidiary, seeking to establish the invalidity or unenforceability thereof, or Borrower or any Subsidiary shall deny that it has any liability or obligation purported to be created under any Loan Document, or Borrower or any Subsidiary shall challenge or contest in any action, suit or proceeding the perfection or priority of any Lien granted to the Bank.
     (m) If there shall occur any event or condition that has had or may reasonably be expected to have a Material Adverse Change.
     (n) If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Borrower’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent, except in the case of a notice of lien, levy or assessment filed by, or any taxes or debts owing to, any state, county or other local governmental authority wherein the obligation owing to such governmental authority does not exceed $25,000.
Section 6.2. Remedies.
     Upon the occurrence of any Event of Default: (a) all Obligations, any term thereof to the contrary notwithstanding, shall at Bank’s option, in the case of an Event of Default arising under any clause of Section 6.1 other than clauses (f) or (h), and, automatically without any action on the part of Bank, in the case of an Event of Default under arising under clause (f) or (h) of Section 6.1, and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.
ARTICLE VII
MISCELLANEOUS
Section 7.1 No Waiver.
     No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.
Section 7.2. Notices.
     All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	VIRCO MFG. CORPORATION
2027 Harpers Way
Torrance, California 90501
Attn: Robert E. Dose
Chief Financial Officer

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
San Gabriel Valley Regional
Commercial Banking Office
1000 Lakes Drive, Suite 250
West Covina, California 91790
Attention: Jeff Heisinger, Vice President
or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.
Section 7.3. Costs, Expenses And Attorneys’ Fees.
     Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.
Section 7.4. Successors, Assignment.
     This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.
Section 7.5. Entire Agreement; Amendment.
     This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

Section 7.6. No Third Party Beneficiaries.
     This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.
Section 7.7. Time.
     Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.
Section 7.8. Severability Of Provisions.
     If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
Section 7.9. Counterparts.
     This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.
Section 7.10. Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of California.
Section 7.11. Arbitration.
     (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.
     (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.
     (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.
     (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
     (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
     (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.
     (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.
     (h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.
     (i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.
Section 7.12. Restatement of Prior Credit Agreement.
     Borrower and Bank hereby agree that as of the Closing Date (i) the terms and provisions of the Prior Credit Agreement shall be and hereby are amended, superceded and restated in their entirety by the terms and provisions of this Agreement, (ii) Bank shall not have any obligations under the Prior Credit Agreement, except to the extent that any such obligations may be restated in this Agreement or in the other Loan Documents and (iii) the execution and delivery of this Agreement shall not constitute or effect, or be deemed to constitute or effect, a novation, refinancing, discharge, extinguishment or refunding of any of the Indebtedness outstanding under the Prior Credit Agreement or that portion of such Indebtedness that remain outstanding under this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

VIRCO MFG. CORPORATION		WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Robert E. Dose	By:	/s/ Jeff Heisinger
	Robert E. Dose		Jeff Heisinger
	Vice President – Finance, Secretary and		Vice President
Treasurer

ANNEX A
to CREDIT AGREEMENT
(DEFINITIONS)
     Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings.
     “Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.
     “Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.
     “ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower or its Subsidiaries.
     “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of stock, by contract, or otherwise; provided, however, that, for purposes of Section 5.9 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.
     “Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 1.1(a) (after giving effect to all then outstanding Advances and the then effective Letter of Credit Usage).
     “Bank Product” means any financial accommodation extended to Borrower or its Subsidiaries by Bank including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services or (g) transactions under Hedge Agreements.
     “Bank Product Agreements” means those agreements entered into from time to time by Borrower or any of its Subsidiaries with Bank in connection with any Bank Products.

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     “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to Bank pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or its Subsidiaries are obligated to reimburse to Bank as a result of Bank purchasing participations from, or executing indemnities or reimbursement obligations to, Bank with respect to the Bank Products provided by Bank to Borrower or its Subsidiaries.
     “Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
     “Borrower” has the meaning set forth in the preamble to this Agreement.
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR rate loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
     “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investor Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1, from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.
     “Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended), other than members of the Virtue family, becomes the beneficial owner (as defined in Rule 13d-3 under

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such Act), directly or indirectly, of 20% or more, of the capital stock of Borrower having the right to vote for the election of members of the Board of Directors or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.
     “Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder.
     “Code” means the California Uniform Commercial Code, as in effect from time to time.
     “Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower, any Guarantor or any of their respective Subsidiaries in or upon which a Lien is granted to Bank under any of the Loan Documents.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit B delivered by the chief financial officer of Borrower to Bank.
     “Consolidated Current Assets” means, as of any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP.
     “Consolidated Current Liabilities” means, as of any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, including, without limitation, all outstanding Obligations outstanding hereunder.
     “Consolidated Current Ratio” means, as of any date of determination, the ratio of (a) Consolidated Current Assets at such date to (b) Consolidated Current Liabilities at such date.
     “Consolidated EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in determining such Net Income in respect of (a) Interest Expense for such period, (b) federal, state and local income taxes for such period and (c) depreciation of fixed assets and amortization of intangible assets for such period; minus the sum of (x) gains from sales of capital assets in such period, (y) any income or gain from extraordinary items in such period and (z) income or gain from non-recurring items in such period, in each case as determined in accordance with GAAP.
     “Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA minus (ii) the aggregate amount of Restricted Payments, in each case for the four consecutive fiscal quarters ended on or most recently to such date to (b) the sum of (i) Interest Expense for the four consecutive fiscal quarters ended on or most recently to such date plus (ii) the current portion of the long term Indebtedness of Borrower and its Subsidiaries as of such date.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Debt as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters ended on or most recently to such date.

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     “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b)  any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.
     “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
     “Dollars” or “$” means United States dollars.
     “Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.
     “Event of Default” has the meaning set forth in Section 6.1.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
     “Governing Documents” means, with respect to any Person, the certificate of formation, articles of incorporation, by-laws, operating agreement, limited partnership agreement, partnership agreement, joint venture agreement or other organizational documents of such Person.
     “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
     “Guarantied Obligations” means, at any date, all guaranties or similar contingent obligations of Borrower and its Subsidiaries as of such date. The amount of any guaranty shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made and (y) the maximum amount for which Borrower or its Subsidiary may be liable pursuant to the terms of the instrument embodying such guarantee, unless such primary obligation and the maximum amount for which Borrower or such Subsidiary may be liable are not stated or determinable, in which case the amount of such guaranty shall be Borrower’s or such Subsidiary’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.
     “Guarantor” means each of Virco Inc., a Delaware corporation, Virco Mgmt. Corporation, a Delaware corporation, and any other Person that at any time executes a Guaranty or any other guaranty in favor of Bank with respect to the Obligations or whose assets, directly or indirectly, are at any time pledged as security for the Obligations.

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     “Guaranty” means each guaranty, executed and delivered by each Guarantor in favor of Bank, in form and substance satisfactory to Bank, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Borrower or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.
     “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. The term “Indebtedness” shall exclude any ordinary course insurance premium financing.
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, receivership, or proceedings seeking reorganization, arrangement, or other similar relief.
     “Interest Expense” means, with reference to any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Inventory” means inventory (as that term is defined in the Code).
     “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions of Indebtedness, stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

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     “Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.
     “LC Usage Amount” means, at any time, the sum of (a) the aggregate outstanding principal amount of Advances on such date plus (b) the Letter of Credit Usage on such date.
     “Letter of Credit Usage” means, at any date, the aggregate undrawn amount of all outstanding Letters of Credit on such date.
     “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.
     “Line of Credit Period” means the period from and including the Closing Date to but not including the Line of Credit Termination Date.
     “Line of Credit Termination Date” means February 1, 2010.
     “Loan Documents” means this Agreement, the Bank Product Agreements, the Guaranties, the Security Agreements, the Reaffirmation Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to Bank, and any other agreement entered into, now or in the future, by Borrower, any Guarantor or any of their respective Affiliates and Bank in connection with this Agreement or any of the foregoing agreements.
     “Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of Bank’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Bank’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Subsidiaries.
     “Maximum Line of Credit Amount” means, as of any date of determination, an amount equal to:
     (a)  for the period commencing on the Closing Date through and including March 31, 2008, $40,000,000,
     (b)  for the period commencing on April 1, 2008 through and including September 30, 2008, $65,000,000,

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     (c)  for the period commencing on October 1, 2008 through and including October 31, 2008, $40,000,000,
     (d)  for the period commencing on November 1, 2008 through and including January 31, 2009, $20,000,000,
     (e)  for the period commencing on February 1, 2009 through and including March 31, 2009, $40,000,000,
     (f)  for the period commencing on April 1, 2009 through and including September 30, 2009, $65,000,000,
     (g)  for the period commencing October 1, 2009 through and including October 31, 2009, $40,000,000, and
     (h) for the period commencing on November 1, 2009 and thereafter, $20,000,000.
     “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Bank, in form and substance satisfactory to Bank, that encumber the Real Property Collateral and the related improvements thereto.
     “Mortgage Related Documents” means, with respect to each parcel composing the Real Property Collateral, each of the following, in each case in form, scope and substance satisfactory to Bank:
     (a) marked-up commitments for a policy of title insurance, insuring the first priority of Bank’s Liens, with title insurance companies (the “Title Companies”) acceptable to Bank on each of parcel subject to a Mortgage, with the final title insurance policy being delivered within thirty (30) days of the Closing Date;
     (b) any customary affidavits and indemnities in favor of the Title Companies as may be required or necessary to obtain title insurance satisfactory to Bank;
     (c) copies of all recorded documents creating exceptions to the title policy referred to in Paragraph (a) above;
     (d) a survey; and, the surveyors retained for such survey shall be acceptable to Bank;
     (e) environmental assessments, audits or reports as Bank may request; and, the environmental consultants retained for such assessments, audits or reports shall be acceptable to Bank;
     (f) evidence of property and liability insurance on such parcel in form and substance acceptable to Bank naming Bank as first mortgagee; and

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     (g) such other certificates, documents and information as are reasonably requested by Bank, including, without limitation, permanent certificates of occupancy and evidence of zoning.
     “Net Income” means, with reference to any period, the net income (or net loss) of Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or any of its Subsidiaries; and (b) the net income (or net loss) of any Person (other than a Guarantor) in which Borrower or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually received by Borrower or such Guarantor during such period.
     “Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities, obligations (including indemnification obligations), fees, charges, costs, expenses, lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower or a Guarantor to Bank pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
     “Permitted Liens” has the meaning set forth in Section 5.4.
     “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
     “Reaffirmation Agreement” means a reaffirmation agreement among Borrower, Guarantors and Bank, in form and substance satisfactory to Bank.
     “Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.
     “Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower or its Subsidiaries.
     “Security Agreement” means the security agreement among Borrower, Guarantors and Bank, in form and substance satisfactory to Bank, as amended, restated, supplemented or otherwise modified from time to time.
     “Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

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     “Subsidiary” of a Person means a corporation, partnership, limited partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement and the other Loan Documents shall refer to a Subsidiary or Subsidiaries of Borrower.
     “Total Funded Debt” means, at any date, the sum of (a) Indebtedness and all other interest bearing liabilities of Borrower and its Subsidiaries, plus (b) all reimbursement or other obligations of Borrower and its Subsidiaries in respect of letters of credit plus (c) all Guarantied Obligations of Borrower and its Subsidiaries, in each case outstanding as of such date.
     Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. All financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lender.
     Other Definitional Provisions. References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Annex A may, unless the context otherwise requires, be used in the singular or plural depending on the reference. “Include” or “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.

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